                                                                    Exhibit 99.1

                              [AMAZON.COM GRAPHIC]

          AMAZON.COM ANNOUNCES 28% SALES GROWTH FUELED BY LOWER PRICES; FREE SUPER SAVER SHIPPING ON ORDERS OVER $25 TO CONTINUE YEAR-ROUND


SEATTLE -- (BUSINESS WIRE) -- January 23, 2003 -- Amazon.com, Inc. (NASD: AMZN), today announced financial results for its fourth quarter and fiscal year ended December 31, 2002.

Free cash flow was $135 million for fiscal 2002, compared with negative $170 million for 2001. Free cash flow includes cash outflows for interest and capital expenditures and excludes proceeds from the exercise of stock-based employee awards.

Common shares outstanding plus shares underlying stock-based employee awards totaled 433 million at December 31, 2002, a decrease of 1% compared with a year ago.

Net sales were a record $1.429 billion in the fourth quarter, compared with $1.115 billion in the fourth quarter 2001, an increase of 28%. Net sales grew 26% to a record $3.933 billion for fiscal 2002, compared with $3.122 billion for 2001.

Operating income was $71 million in the fourth quarter, or 5% of net sales, compared with $15 million in the fourth quarter 2001. Operating income for fiscal 2002 improved to $64 million, or 2% of net sales, compared with a 2001 operating loss of $412 million. Pro forma operating profit in the fourth quarter grew 74% to $102 million, or 7% of net sales, compared with a fourth quarter 2001 pro forma operating profit of $59 million. Pro forma operating profit for fiscal 2002 was $180 million, or 5% of net sales, an improvement of $225 million compared with 2001.

Net income was $3 million, or $0.01 per share, in the fourth quarter, compared with $5 million in the fourth quarter 2001, or $0.01 per share. Net loss for fiscal 2002 was $149 million, or $0.39 per share, compared with $567 million, or $1.56 per share, in 2001. Pro forma net profit in the fourth quarter, which includes interest expense, grew over $40 million to $75 million, or $0.19 per share, compared with $35 million, or $0.09 per share, in the fourth quarter 2001. Pro forma net profit for fiscal 2002 improved over $223 million to $66 million, or $0.17 per share, compared with a 2001 pro forma net loss of $157 million, or $0.43 per share. (Details on the differences between GAAP results and pro forma results are included below, with a tabular reconciliation of those differences included in the attached financial statements.)

"On top of the five price cuts we've made over the past 18 months, we're announcing today that we've decided to make Free Super Saver Shipping on orders over $25 a full-time, year-round offer," said Jeff Bezos, Amazon.com founder and CEO. "We're at a tipping point. Customers are now shopping at Amazon.com as much for our lower prices as for our selection and convenience."

In addition to its year-round Free Super Saver Shipping on orders over $25 at www.amazon.com, the Company offers free shipping options at its U.K., German, French, Japanese and Canadian sites. Amazon.com also offers 30% off books over $15 and significantly lowered prices on electronics, tools, and bestselling CDs and DVDs.

"Our continued operational progress and momentum allow us to offer year-round free shipping and at the same time increase our 2003 guidance," said Tom Szkutak, chief financial officer of Amazon.com. "Our 2003 objective is to continue improving productivity and lowering prices for customers."

HIGHLIGHTS OF FOURTH QUARTER AND FISCAL 2002 RESULTS (comparisons are with the equivalent period of 2001)

     -   Worldwide unit growth was 34% for 2002.

     - Third-party seller transactions (new, used and refurbished items sold on Amazon.com product detail pages by businesses and individuals) grew to 21% of worldwide units in the fourth quarter, compared with 16% of units a year ago.

     -   Inventory turns improved 22% to 19 for 2002, up from 16.

     - Books, Music and DVD/Video segment sales grew 13% to $606 million in the fourth quarter and pro forma operating profit grew 14% to $73 million.

     - Electronics, Tools and Kitchen segment sales grew 21% to $262 million in the fourth quarter and pro forma operating loss declined 52% to $10 million.

     - International segment sales, representing the Company's U.K., German, French and Japanese sites, grew 76% to $461 million in the fourth quarter and exceeded $1 billion for the first time with sales of $1.169 billion in 2002. Pro forma operating profit was $20 million in the fourth quarter, or 4% of net sales, and approached breakeven for 2002.

     - Apparel and Accessories, with more than 450 brands and one shopping cart, is the Company's fastest-growing store in terms of units sold in the first 60 days since it opened in November.

FINANCIAL GUIDANCE AND 2003 EXPECTATIONS

The following forward-looking statements reflect Amazon.com's expectations as of January 23, 2003. Results may be materially affected by many factors, such as changes in global economic conditions and consumer spending, fluctuations in foreign-currency rates, the emerging nature and rate of growth of the Internet and online commerce, and the various factors detailed below.

     First Quarter 2003 Guidance

     - First quarter net sales are expected to be between $1.025 billion and $1.075 billion, or grow between 21% and 27%.

     - First quarter pro forma net profit is expected to be between $5 million and $20 million, or between $0.01 per share and $0.05 per share.

     Full Year 2003 Expectations

     -   Net sales are expected to grow over 15%.

     - Pro forma net profit is expected to be over $115 million, or over $0.27 per share.

A conference call will be Webcast live today at 2 p.m. PT/5 p.m. ET and will be available through March 31, 2003, at www.amazon.com/ir. This call will contain forward-looking statements and other material information.

These forward-looking statements are inherently difficult to predict. Actual results could differ materially for a variety of reasons, including, among others, the rate of growth of the economy in general and of the Internet and online commerce; customer spending patterns; the amount that Amazon.com invests in new business opportunities and the timing of those investments; the mix of products sold to customers; the mix of net sales derived from products as compared with services; competition; risks of inventory management; the degree to which the Company enters into, maintains and develops service relationships with third-party sellers and other strategic transactions; foreign-currency exchange risks; seasonality; international growth and expansion; risks of fulfillment throughput and productivity; and fluctuations in the value of securities and non-cash payments Amazon.com receives in connection with such transactions. Other risks and uncertainties include, among others, risk of future losses, significant amount of indebtedness, potential fluctuations in operating results, management of potential growth, system interruptions, consumer trends, fulfillment center optimization, inventory, limited operating history, government regulation and taxation, customer or third-party sellers fraud, Amazon.com Payments, and new business areas, business combinations and strategic alliances. More information about factors that potentially could affect Amazon.com's financial results is included in Amazon.com's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2001, and all subsequent filings.

PRO FORMA RESULTS

Pro forma results, which generally exclude non-operational, non-cash expenses and income as well as one-time charges, are provided as a complement to results provided in accordance with accounting principles generally accepted in the United States (known as "GAAP"). Management uses such pro forma measures internally to evaluate the Company's performance and manage its operations. A reconciliation of GAAP to pro forma is included in the attached financial statements.

Pro forma operating profit (loss) excludes the following line items on the Company's statements of operations:

     -   Stock-based compensation,
     -   Amortization of goodwill and other intangibles, and
     -   Restructuring-related and other.

Pro forma net profit (loss) excludes, in addition to the line items described above, the following line items on the Company's statements of operations:

     -   Other gains (losses), net,
     -   Equity in losses of equity-method investees, net, and
     -   Cumulative effect of change in accounting principle.

ABOUT AMAZON.COM

Amazon.com, a Fortune 500 company based in Seattle, opened its virtual doors on the World Wide Web in July 1995 and today offers Earth's Biggest Selection. Amazon.com seeks to be the world's most customer-centric company, where customers can find and discover anything they might want to buy online at a great price. Amazon.com and sellers list millions of unique new and used items in categories such as apparel and accessories, electronics, computers, kitchen and housewares, books, music, DVDs, videos, cameras and photo items, office products, toys, baby items and baby registry, software, computer and video games, cell phones and service, tools and hardware, travel services, magazine subscriptions and outdoor living items. Through Amazon Marketplace, zShops and Auctions, any business or individual can sell virtually anything to Amazon.com's millions of customers.

Amazon.com operates six global Web sites: www.amazon.com, www.amazon.co.uk, www.amazon.de, www.amazon.fr, www.amazon.co.jp and www.amazon.ca.

CONTACT:

Amazon.com Investor Relations                       Amazon.com Public Relations
Tim Halladay, 206/266-2171, ir@amazon.com           Bill Curry, 206/266-7180

                                AMAZON.COM, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)
                                   (UNAUDITED)

                                                                                        THREE MONTHS
                                                                                           ENDED                  YEAR ENDED
                                                                                         DECEMBER 31,             DECEMBER 31,
                                                                                      --------------------    --------------------
                                                                                        2002        2001        2002        2001
                                                                                      --------    --------    --------    --------
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                                        $327,564    $432,307    $540,282    $822,435
OPERATING ACTIVITIES:
Net income (loss)                                                                        2,651       5,087    (149,132)   (567,277)
Adjustments to reconcile net income (loss) to net cash
  provided by (used in) operating activities:
Depreciation of fixed assets and other amortization                                     19,863      21,047      82,274      84,709
Stock-based compensation                                                                35,680       1,937      68,927       4,637
Equity in losses of equity-method investees, net                                           700       1,855       4,169      30,327
Amortization of goodwill and other intangibles                                             913      37,537       5,478     181,033
Non-cash restructuring-related and other                                                 1,100       2,883       3,470      73,293
Gain on sale of marketable securities, net                                              (1,867)       (198)     (5,700)     (1,335)
Other losses (gains), net                                                               40,596     (16,312)     96,273       2,141
Non-cash interest expense and other                                                      7,150       6,510      29,586      26,629
Cumulative effect of change in accounting principle                                       --          --          (801)     10,523
Changes in operating assets and liabilities:
Inventories                                                                            (48,368)    (13,813)    (51,303)     30,628
Accounts receivable, net and other current assets                                       (1,528)      2,641     (32,948)     20,732
Accounts payable                                                                       262,838     209,546     156,542     (44,438)
Accrued expenses and other current liabilities                                          41,946      65,243       4,491      50,031
Unearned revenue                                                                        19,763      38,098      95,404     114,738
Amortization of previously unearned revenue                                            (37,725)    (40,408)   (135,466)   (135,808)
Interest payable                                                                        28,867      27,467       3,027        (345)
                                                                                      --------    --------    --------    --------
Net cash provided by (used in) operating activities                                    372,579     349,120     174,291    (119,782)

INVESTING ACTIVITIES:
Sales and maturities of marketable securities and other investments                    152,757      67,316     553,289     370,377
Purchases of marketable securities                                                    (173,520)   (286,214)   (635,810)   (567,152)
Purchases of fixed assets, including internal-use software and Web site development    (15,516)     (7,534)    (39,163)    (50,321)
Investments in equity-method investees and other investments                              --        (6,198)       --        (6,198)
                                                                                      --------    --------    --------    --------
          Net cash used in investing activities                                        (36,279)   (232,630)   (121,684)   (253,294)

FINANCING ACTIVITIES:
Proceeds from exercise of stock options and other                                       65,376       2,047     121,689      16,625
Proceeds from issuance of common stock, net of issuance costs                             --          --          --        99,831
Proceeds from long-term debt and other                                                    --          --          --        10,000
Repayment of capital lease obligations and other                                        (2,674)     (4,440)    (14,795)    (19,575)
                                                                                      --------    --------    --------    --------
          Net cash provided by (used in) financing activities                           62,702      (2,393)    106,894     106,881
Effect of exchange-rate changes on cash and cash equivalents                            11,688      (6,122)     38,471     (15,958)
                                                                                      --------    --------    --------    --------
Net increase (decrease) in cash and cash equivalents                                   410,690     107,975     197,972    (282,153)
                                                                                      --------    --------    --------    --------
CASH AND CASH EQUIVALENTS, END OF PERIOD                                              $738,254    $540,282    $738,254    $540,282
                                                                                      ========    ========    ========    ========

SUPPLEMENTAL CASH FLOW INFORMATION:
Fixed assets acquired under capital leases and other financing arrangements           $    726    $  1,114    $  3,023    $  5,597
Equity securities received for commercial agreements                                      --          --          --           331
Stock issued in connection with business acquisitions and minority investments            --         5,000        --         5,000
Cash paid for interest                                                                     642       1,194     111,589     112,184



Note: The attached "Financial and Operational Highlights" are an integral part of the press release financial statements.

                                AMAZON.COM, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)

                                                                        THREE MONTHS ENDED              YEAR ENDED
                                                                           DECEMBER 31,                 DECEMBER 31,
                                                                   --------------------------    --------------------------
                                                                      2002          2001          2002          2001
                                                                   -----------    -----------    -----------    -----------
Net sales                                                          $ 1,428,610    $ 1,115,171    $ 3,932,936    $ 3,122,433
Cost of sales                                                        1,093,451        841,122      2,940,318      2,323,875
                                                                   -----------    -----------    -----------    -----------
Gross profit                                                           335,159        274,049        992,618        798,558

Operating expenses:
    Fulfillment                                                        126,559        109,019        392,467        374,250
    Marketing                                                           37,579         34,450        125,383        138,283
    Technology and content                                              49,048         52,325        215,617        241,165
    General and administrative                                          20,015         19,575         79,049         89,862
    Stock-based compensation (1)                                        35,680          1,937         68,927          4,637
    Amortization of goodwill and other intangibles                         913         37,537          5,478        181,033
    Restructuring-related and other                                     (5,158)         4,681         41,573        181,585
                                                                   -----------    -----------    -----------    -----------
            Total operating expenses                                   264,636        259,524        928,494      1,210,815
                                                                   -----------    -----------    -----------    -----------

Income (loss) from operations                                           70,523         14,525         64,124       (412,257)

Interest income                                                          6,785          6,030         23,687         29,103
Interest expense                                                       (36,108)       (35,290)      (142,925)      (139,232)
Other income (expense), net                                              2,747          5,365          5,623         (1,900)
Other gains (losses), net                                              (40,596)        16,312        (96,273)        (2,141)
                                                                   -----------    -----------    -----------    -----------
            Total non-operating expenses, net                          (67,172)        (7,583)      (209,888)      (114,170)
                                                                   -----------    -----------    -----------    -----------

Income (loss) before equity in losses of equity-method investees         3,351          6,942       (145,764)      (526,427)

Equity in losses of equity-method investees, net                          (700)        (1,855)        (4,169)       (30,327)
                                                                   -----------    -----------    -----------    -----------
Income (loss) before change in accounting principle                      2,651          5,087       (149,933)      (556,754)

Cumulative effect of change in accounting principle                         --             --            801        (10,523)
                                                                   -----------    -----------    -----------    -----------
Net income (loss)                                                  $     2,651    $     5,087    $  (149,132)   $  (567,277)
                                                                   ===========    ===========    ===========    ===========
Basic income (loss) per share:
    Prior to cumulative effect of change in accounting principle   $      0.01    $      0.01    $     (0.40)   $     (1.53)
    Cumulative effect of change in accounting principle                     --             --           0.01          (0.03)
                                                                   -----------    -----------    -----------    -----------
                                                                   $      0.01    $      0.01    $     (0.39)   $     (1.56)
                                                                   ===========    ===========    ===========    ===========
Diluted income (loss) per share:
    Prior to cumulative effect of change in accounting principle   $      0.01    $      0.01    $     (0.40)   $     (1.53)
    Cumulative effect of change in accounting principle                     --             --           0.01          (0.03)
                                                                   -----------    -----------    -----------    -----------
                                                                   $      0.01    $      0.01    $     (0.39)   $     (1.56)
                                                                   ===========    ===========    ===========    ===========
Shares used in computation of income (loss) per share:

    Basic                                                              383,702        371,420        378,363        364,211
                                                                   ===========    ===========    ===========    ===========
    Diluted                                                            407,056        384,045        378,363        364,211
                                                                   ===========    ===========    ===========    ===========

(1) Components of stock-based compensation:
    Fulfillment                                                    $     6,614    $       275    $    12,126    $       481
    Marketing                                                            1,820            320          4,239            690
    Technology and content                                              18,621          1,015         35,926          2,723
    General and administrative                                           8,625            327         16,636            743
                                                                   -----------    -----------    -----------    -----------
                                                                   $    35,680    $     1,937    $    68,927    $     4,637
                                                                   ===========    ===========    ===========    ===========

Note: The attached "Financial and Operational Highlights" are an integral part of the press release financial statements. AMAZON.COM, INC.

                                AMAZON.COM, INC.
                       PRO FORMA STATEMENTS OF OPERATIONS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)

                                                            THREE MONTHS ENDED                   THREE MONTHS ENDED
                                                              DECEMBER 31, 2002                   DECEMBER 31, 2001
                                                    -------------------------------------  ------------------------------------
                                                        AS         PRO FORMA                  AS          PRO FORMA
                                                    REPORTED (1)  ADJUSTMENTS  PRO FORMA   REPORTED (1)  ADJUSTMENTS  PRO FORMA
                                                    ------------  -----------  ---------   ------------  -----------  ---------
Net sales                                            $1,428,610   $      --   $1,428,610   $1,115,171   $      --    $1,115,171

Cost of sales                                        1,093,451           --    1,093,451      841,122           --      841,122
                                                     ---------    ---------    ---------    ---------    ---------    ---------
Gross profit                                           335,159           --      335,159      274,049           --      274,049

Operating expenses:
    Fulfillment                                        126,559           --      126,559      109,019           --      109,019
    Marketing                                           37,579           --       37,579       34,450           --       34,450
    Technology and content                              49,048           --       49,048       52,325           --       52,325
    General and administrative                          20,015           --       20,015       19,575           --       19,575
    Stock-based compensation                            35,680      (35,680)          --        1,937       (1,937)          --
    Amortization of goodwill and other intangibles         913         (913)          --       37,537      (37,537)          --
    Restructuring-related and other                     (5,158)       5,158           --        4,681       (4,681)          --
                                                     ---------    ---------    ---------    ---------    ---------    ---------
            Total operating expenses                   264,636      (31,435)     233,201      259,524      (44,155)     215,369
                                                     ---------    ---------    ---------    ---------    ---------    ---------

Income from operations                                  70,523       31,435      101,958       14,525       44,155       58,680

Interest income                                          6,785           --        6,785        6,030           --        6,030
Interest expense                                       (36,108)          --      (36,108)     (35,290)          --      (35,290)
Other income (expense), net                              2,747           --        2,747        5,365           --        5,365
Other gains (losses), net                              (40,596)      40,596           --       16,312      (16,312)          --
                                                     ---------    ---------    ---------    ---------    ---------    ---------
            Total non-operating expenses, net          (67,172)      40,596      (26,576)      (7,583)     (16,312)     (23,895)
                                                     ---------    ---------    ---------    ---------    ---------    ---------

Income before equity in losses of equity-method
  investees                                              3,351       72,031       75,382        6,942       27,843       34,785

Equity in losses of equity-method investees, net          (700)         700           --       (1,855)       1,855           --
                                                     ---------    ---------    ---------    ---------    ---------    ---------

Net income                                           $   2,651    $  72,731    $  75,382    $   5,087    $  29,698    $  34,785
                                                     =========    =========    =========    =========    =========    =========

Net cash provided by operating activities            $ 372,579                 $ 372,579    $ 349,120                 $ 349,120
                                                    =========                  =========    =========                 =========

Basic income per share                               $    0.01    $    0.19    $    0.20    $    0.01    $    0.08    $    0.09
                                                     =========    ========     =========    =========    =========    =========
Diluted income per share                             $    0.01    $    0.18    $    0.19    $    0.01    $    0.08    $    0.09
                                                     =========    ========     =========    =========    =========    =========

Shares used in computation of income per share
    Basic                                              383,702                   383,702      371,420                   371,420
                                                     =========                 =========    =========                 =========
    Diluted                                            407,056                   407,056      384,045                   384,045
                                                     =========                 =========    =========                 =========

(1) In accordance with accounting principles generally accepted in the United States.

Note: The attached "Financial and Operational Highlights" are an integral part of the press release financial statements.

                                AMAZON.COM, INC.
                       PRO FORMA STATEMENTS OF OPERATIONS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)

                                                                      YEAR ENDED                          YEAR ENDED
                                                                 DECEMBER 31, 2002                    DECEMBER 31, 2001
                                                        -----------------------------------    -----------------------------------
                                                            AS         PRO FORMA                  AS         PRO FORMA
                                                        REPORTED (1)  ADJUSTMENTS  PRO FORMA   REPORTED (1) ADJUSTMENTS  PRO FORMA
                                                        ------------ ------------ ----------   ------------ -----------  ---------
Net sales                                              $3,932,936    $      --    $3,932,936   $3,122,433   $      --    $3,122,433
Cost of sales                                           2,940,318           --     2,940,318    2,323,875           --    2,323,875
                                                        ---------    ---------     ---------    ---------    ---------    ---------
Gross profit                                              992,618           --       992,618      798,558           --      798,558

Operating expenses:
    Fulfillment                                           392,467           --       392,467      374,250           --      374,250
    Marketing                                             125,383           --       125,383      138,283           --      138,283
    Technology and content                                215,617           --       215,617      241,165           --      241,165
    General and administrative                             79,049           --        79,049       89,862           --       89,862
    Stock-based compensation                               68,927      (68,927)           --        4,637       (4,637)          --
    Amortization of goodwill and other intangibles          5,478       (5,478)           --      181,033     (181,033)          --
    Restructuring-related and other                        41,573      (41,573)           --      181,585     (181,585)          --
                                                        ---------    ---------     ---------    ---------    ---------    ---------
            Total operating expenses                      928,494     (115,978)      812,516    1,210,815     (367,255)     843,560
                                                        ---------    ---------     ---------    ---------    ---------    ---------

Income (loss) from operations                              64,124      115,978       180,102     (412,257)     367,255      (45,002)

Interest income                                            23,687           --        23,687       29,103           --       29,103
Interest expense                                         (142,925)          --      (142,925)    (139,232)          --     (139,232)
Other income (expense), net                                 5,623           --         5,623       (1,900)          --       (1,900)
Other gains (losses), net                                 (96,273)      96,273            --       (2,141)       2,141           --
                                                        ---------    ---------     ---------    ---------    ---------    ---------
            Total non-operating expenses, net            (209,888)      96,273      (113,615)    (114,170)       2,141     (112,029)
                                                        ---------    ---------     ---------    ---------    ---------    ---------
Income (loss) before equity in losses of equity-method
 investees                                               (145,764)     212,251        66,487     (526,427)     369,396     (157,031)
Equity in losses of equity-method investees, net           (4,169)       4,169            --      (30,327)      30,327           --
                                                        ---------    ---------     ---------    ---------    ---------    ---------
Income (loss) before change in accounting principle      (149,933)     216,420        66,487     (556,754)     399,723     (157,031)
Cumulative effect of change in accounting principle           801         (801)           --      (10,523)      10,523           --
                                                        ---------    ---------     ---------    ---------    ---------    ---------

Net income (loss)                                       $(149,132)   $ 215,619     $  66,487    $(567,277)   $ 410,246    $(157,031)
                                                        =========    =========     =========    =========    =========    =========
Net cash provided by (used in) operating activities     $ 174,291                    174,291     (119,782)                 (119,782)
                                                        =========                  =========    =========                 =========

Basic income (loss) per share:

    Prior to cumulative effect of change in
       accounting principle                             $   (0.40)   $    0.58     $    0.18    $   (1.53)   $    1.10    $   (0.43)
    Cumulative effect of change in accounting principle      0.01        (0.01)           --        (0.03)   $    0.03    $      --
                                                        ---------    ---------     ---------    ---------    ---------    ---------

                                                        $   (0.39)   $    0.57     $    0.18    $   (1.56)        1.13        (0.43)
                                                        =========    =========     =========    =========    =========    =========
Diluted income (loss) per share:
    Prior to cumulative effect of change in
      accounting principle                              $   (0.40)   $    0.57     $    0.17    $   (1.53)   $    1.10    $   (0.43)
    Cumulative effect of change in accounting principle $    0.01    $   (0.01)    $      --    $    0.03)   $    0.03    $      --
                                                        ---------    ---------     ---------    ---------    ---------    ---------
                                                            (0.39)        0.56          0.17        (1.56)        1.13        (0.43)
                                                        =========    =========     =========    =========    =========    =========
Shares used in computation of income (loss) per share
    Basic                                                 378,363                    378,363      364,211                   364,211
                                                        =========                  =========    =========                 =========
    Diluted                                               378,363                    399,656      364,211                   364,211
                                                        =========                  =========    =========                 =========

(1) In accordance with accounting principles generally accepted in the United States.

Note: The attached "Financial and Operational Highlights" are an integral part of the press release financial statements.

                          AMAZON.COM, INC.
                        SEGMENT INFORMATION
                           (IN THOUSANDS)
                            (UNAUDITED)

                                                                         THREE MONTHS ENDED DECEMBER 31, 2002
                                                   -------------------------------------------------------------------------------
                                                                  North America
                                                   -------------------------------------
                                                   Books, Music    Electronics,
                                                      and          Tools and
                                                   DVD/Video        Kitchen     Total     International   Services     Consolidated
                                                   ----------     ----------  ----------  ----------     ----------     ----------
Net sales                                          $  606,098     $  261,881  $  867,979  $  461,418     $   99,213     $1,428,610
Gross Profit                                          164,276         38,895     203,171      91,988         40,000        335,159
Pro forma income (loss) from operations                72,805         (9,895)     62,910      19,992         19,056        101,958
Stock-based compensation                                                                                                   (35,680)
Amortization of other intangibles                                                                                             (913)
Restructuring-related and other                                                                                              5,158
Total non-operating expenses, net                                                                                          (67,172)
Equity in losses of equity-method investees, net                                                                              (700)
                                                                                                                        ----------
Net income                                                                                                              $    2,651
                                                                                                                        ==========

SEGMENT HIGHLIGHTS:

Y / Y net sales growth                                     13%            21%         15%         76%             1%            28%
Y / Y gross profit growth                                  17%            12%         16%         67%           (10%)           22%
Gross margin                                               27%            15%         23%         20%            40%            23%
Pro forma operating margin                                 12%            (4%)         7%          4%            19%             7%
Net sales mix                                              43%            18%         61%         32%             7%           100%


                                                                         THREE MONTHS ENDED DECEMBER 31, 2001
                                                   -------------------------------------------------------------------------------

                                                                  North America
                                                   ----------------------------------
                                                   Books, Music    Electronics,
                                                      and          Tools and
                                                   DVD/Video        Kitchen     Total     International   Services     Consolidated
                                                   ---------        -------     -----     -------------   --------     ------------
Net sales
Gross profit                                       $ 538,012     $ 216,614     $ 754,626    $ 262,432     $  98,113   $1,115,171
Pro forma income (loss) from operations              139,812        34,678       174,490       55,028        44,531      274,049
Stock-based compensation                              63,938       (20,423)       43,515      (10,550)       25,715       58,680
Amortization of goodwill and other intangibles                                                                            (1,937)
Restructuring-related and other                                                                                          (37,537)
Total non-operating expenses, net                                                                                         (4,681)
Equity in losses of equity-method investees, net                                                                          (7,583)
Net income                                                                                                                (1,855)
                                                                                                                       ---------
                                                                                                                       $   5,087
                                                                                                                       =========
SEGMENT HIGHLIGHTS:

Y / Y net sales growth                                     5%           (2%)           3%          81%            3%          15%
Y / Y gross profit growth                                  1%           55%            8%         110%           21%          22%
Gross margin                                              26%           16%           23%          21%           45%          25%
Pro forma operating margin                                12%           (9%)           6%          (4%)          26%           5%
Net sales mix                                             48%           19%           67%          24%            9%         100%

Note: The attached "Financial and Operational Highlights" are an integral part of the press release financial statements.

                          AMAZON.COM, INC.
                        SEGMENT INFORMATION
                           (IN THOUSANDS)
                            (UNAUDITED)

                                                                                  YEAR ENDED DECEMBER 31, 2002
                                                    ------------------------------------------------------------------------------
                                                                North America
                                                   -------------------------------------
                                                    Books, Music   Electronics,
                                                      and          Tools and
                                                    DVD/Video      Kitchen       Total     International   Services   Consolidated
                                                    ---------      -------       -----     -------------   --------   ------------
Net sales                                          $1,873,291     $ 645,031     $2,518,322   $1,168,935   $ 245,679   $3,932,936
Gross profit                                          527,542         89,863      617,405       249,089     126,124      992,618
Pro forma income (loss) from operations               211,363       (73,220)       138,143         (640)     42,599      180,102
Stock-based compensation                                                                                                 (68,927)
Amortization of other intangibles                                                                                         (5,478)
Restructuring-related and other                                                                                          (41,573)
Total non-operating expenses, net                                                                                       (209,888)
Equity in losses of equity-method investees, net                                                                          (4,169)
Cumulative effect of change in accounting
  principle                                                                                                                  801
                                                                                                                       ---------
Net loss                                                                                                               $(149,132)
                                                                                                                       =========

SEGMENT HIGHLIGHTS:

  Y / Y net sales growth                                  11%            18%           13%          77%           9%          26%
  Y / Y gross profit growth                               16%            15%           16%          77%          (0%)         24%
  Gross margin                                            28%            14%           25%          21%          51%          25%
  Pro forma operating margin                              11%           (11%)           5%          (0%)         17%           5%
  Net sales mix                                           48%            16%           64%          30%           6%         100%


                                                                              YEAR ENDED DECEMBER 31, 2001
                                                       -----------------------------------------------------------------------------

                                                                North America
                                                      -----------------------------------
                                                      Books, Music  Electronics,
                                                          and       Tools and
                                                       DVD/Video     Kitchen       Total      International Services   Consolidated
                                                       ---------     -------       -----      ------------- --------   ------------
Net sales                                             $1,688,752   $ 547,190     $2,235,942   $ 661,374     $ 225,117    $3,122,433
Gross profit                                             453,129      78,384        531,513     140,606       126,439       798,558
Pro forma income (loss) from operations                  156,753    (140,685)        16,068    (103,112)       42,042       (45,002)
Stock-based compensation                                                                                                     (4,637)
Amortization of goodwill and other intangibles                                                                             (181,033)
Restructuring-related and other                                                                                            (181,585)
Total non-operating expenses, net                                                                                          (114,170)
Equity in losses of equity-method investees, net                                                                            (30,327)
Cumulative effect of change in accounting principle                                                                         (10,523)
                                                                                                                         ----------
Net loss                                                                                                                 $ (567,277)
                                                                                                                         ==========

SEGMENT HIGHLIGHTS:

  Y / Y net sales growth                                     (1%)         13%            2%          74%           13%          13%
  Y / Y gross profit growth                                   9%          76%           15%          82%            9%          22%
  Gross margin                                               27%          14%           24%          21%           56%          26%
  Pro forma operating margin                                  9%         (26%)           1%         (16%)          19%          (1%)
  Net sales mix                                              54%          18%           72%          21%            7%         100%

Note: The attached "Financial and Operational Highlights" are an integral part of the press release financial statements.

                                        AMAZON.COM, INC.
                                  CONSOLIDATED BALANCE SHEETS
                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                          (UNAUDITED)

                                                                               DECEMBER 31,     DECEMBER 31,
                                                                                  2002             2001
                                                                              -------------    -------------
ASSETS
Current assets:
     Cash and cash equivalents                                                $     738,254    $     540,282
     Marketable securities                                                          562,715          456,303
     Inventories                                                                    202,425          143,722
     Accounts receivable, net and other current assets                              112,282           67,613
                                                                              -------------    -------------
           Total current assets                                                   1,615,676        1,207,920
Fixed assets, net                                                                   239,398          271,751
Goodwill, net                                                                        70,811           45,367
Other intangibles, net                                                                3,460           34,382
Other equity investments                                                             15,442           28,359
Other assets                                                                         45,662           49,768
                                                                              -------------    -------------
           Total assets                                                       $   1,990,449    $   1,637,547
                                                                              =============    =============
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
     Accounts payable                                                         $     618,128    $     444,748
     Accrued expenses and other current liabilities                                 314,935          305,064
     Unearned revenue                                                                47,916           87,978
     Interest payable                                                                71,661           68,632
     Current portion of long-term debt and other                                     13,318           14,992
                                                                              -------------    -------------
           Total current liabilities                                              1,065,958          921,414

Long-term debt and other                                                          2,277,305        2,156,133

Commitments and contingencies

Stockholders' deficit:
     Preferred stock, $0.01 par value:
         Authorized shares -- 500,000
         Issued and outstanding shares -- none                                           --               --
     Common stock, $0.01 par value:
         Authorized shares -- 5,000,000
         Issued and outstanding shares -- 387,906 and 373,218, respectively           3,879            3,732
     Additional paid-in capital                                                   1,649,946        1,462,769
     Deferred stock-based compensation                                               (6,591)          (9,853)
     Accumulated other comprehensive income (loss)                                    9,662          (36,070)
     Accumulated deficit                                                         (3,009,710)      (2,860,578)
                                                                              -------------    -------------
           Total stockholders' deficit                                           (1,352,814)      (1,440,000)
                                                                              -------------    -------------
               Total liabilities and stockholders' deficit                    $   1,990,449    $   1,637,547
                                                                              =============    =============

Note: The attached "Financial and Operational Highlights" are an integral part of the press release financial statements.

                       AMAZON.COM, INC.
   SUPPLEMENTAL FINANCIAL INFORMATION AND BUSINESS METRICS
             (IN MILLIONS, EXCEPT PER SHARE DATA)
                         (UNAUDITED)

                                                                                                                           Y / Y %
                                                                 Q4 2001     Q1 2002    Q2 2002      Q3 2002     Q4 2002   GROWTH
                                                                 -------     -------    -------      -------     -------   ------
RESULTS OF OPERATIONS

Net sales                                                        $ 1,115     $   847     $   806     $   851     $ 1,429      28%
Net sales -- trailing twelve months (TTM)                        $ 3,122     $ 3,269     $ 3,407     $ 3,619     $ 3,933      26%
Net sales shipped outside the U.S. -- % of net sales                  29%         34%         34%         36%         37%    N/A

Gross profit                                                     $   274     $   223     $   218     $   216     $   335      22%
Gross margin -- % of net sales                                      24.6%       26.3%       27.1%       25.4%       23.5%    N/A
Gross profit -- TTM                                              $   799     $   839     $   878     $   932     $   993      24%
Gross margin -- TTM % of net sales                                  25.6%       25.7%       25.8%       25.7%       25.2%    N/A

Fulfillment costs -- % of net sales                                  9.8%       10.6%       10.6%       10.6%        8.9%    N/A
Fulfillment costs -- TTM % of net sales                             12.0%       11.2%       10.7%       10.4%       10.0%    N/A
Fulfillment costs -- % of net sales, excluding Services net
  sales                                                             10.7%       11.3%       11.3%       11.2%        9.5%    N/A

Pro forma operating expenses                                     $   215     $   198     $   192     $   189     $   233       8%
Pro forma operating expenses -- TTM                              $   844     $   811     $   795     $   795     $   813      (4%)

Pro forma operating income                                       $    59     $    25     $    26     $    27     $   102      74%
Pro forma operating margin -- % of net sales                         5.3%        2.9%        3.2%        3.2%        7.1%    N/A
Pro forma operating income (loss) -- TTM                         $   (45)    $    28     $    82     $   137     $   180     N/A
Pro forma operating margin -- TTM % of net sales                    (1.4%)       0.9%        2.4%        3.8%        4.6%    N/A

GAAP operating income (loss)                                     $    15     $     2     $     1     $   (10)    $    71     386%
GAAP operating margin -- % of net sales                              1.3%        0.2%        0.2%       (1.1%)       4.9%    N/A
GAAP operating income (loss) -- TTM                              $  (412)    $  (194)    $   (53)    $     8     $    64     N/A
GAAP operating margin -- TTM % of net sales                        (13.2%)      (5.9%)      (1.5%)       0.2%        1.6%    N/A

Pro forma net income (loss)                                      $    35     $    (5)    $    (4)    $     0     $    75     117%
Diluted pro forma net income (loss) per share                    $  0.09     $ (0.01)    $ (0.01)    $  0.00     $  0.19     104%
Pro forma net income (loss) -- TTM                               $  (157)    $   (86)    $   (32)    $    26     $    66     N/A

GAAP net income (loss)                                           $     5     $   (23)    $   (94)    $   (35)    $     3     (48%)
GAAP net income (loss) per share                                 $  0.01     $ (0.06)    $ (0.25)    $ (0.09)    $  0.01     (51%)
GAAP net loss -- TTM                                             $  (567)    $  (356)    $  (281)    $  (147)    $  (149)    (74%)

North America Books, Music and DVD/Video (BMVD) segment:
  BMVD net sales                                                 $   538     $   443     $   412     $   412     $   606      13%
  BMVD net sales -- TTM                                          $ 1,689     $ 1,722     $ 1,744     $ 1,805     $ 1,873      11%
  BMVD gross profit                                              $   140     $   123     $   124     $   116     $   164      17%
  BMVD gross margin -- % of BMVD net sales                          26.0%       27.8%       30.0%       28.2%       27.1%    N/A
  BMVD pro forma operating profit                                $    64     $    46     $    49     $    43     $    73      14%
  BMVD pro forma operating margin -- % of BMVD net sales              12%         10%         12%         10%         12%    N/A

North America Electronics, Tools and Kitchen (ETK) segment:
  ETK net sales                                                  $   217     $   126     $   128     $   129     $   262      21%
  ETK net sales -- TTM                                           $   547     $   557     $   574     $   600     $   645      18%
  ETK gross profit                                               $    35     $    19     $    19     $    13     $    39      12%
  ETK gross margin -- % of ETK net sales                            16.0%       15.4%       14.4%       10.1%       14.9%    N/A
  ETK pro forma operating loss                                   $   (20)    $   (21)    $   (18)    $   (24)    $   (10)    (52%)
  ETK pro forma operating margin -- % of ETK net sales                (9%)       (16%)       (14%)       (19%)        (4%)   N/A

International segment:
  International net sales                                        $   262     $   226     $   218     $   264     $   461      76%
  International net sales -- TTM                                 $   661     $   755     $   845     $   970     $ 1,169      77%
  International gross profit                                     $    55     $    49     $    47     $    61     $    92      67%
  International gross margin -- % of International net sales        21.0%       21.7%       21.7%       23.0%       19.9%    N/A
  International pro forma operating profit (loss)                $   (11)    $   (11)    $   (10)    $     1     $    20     N/A
  International pro forma operating margin -- % of
   International net sales                                            (4%)        (5%)        (5%)         0%          4%    N/A


Services segment:
  Services net sales                                             $    98     $    53     $    47     $    47     $    99       1%
  Services net sales -- TTM                                      $   225     $   236     $   244     $   245     $   246       9%
  Services gross profit                                          $    45     $    32     $    29     $    26     $    40     (10%)
  Services gross margin -- % of Services net sales                  45.4%       59.9%       60.9%       55.4%       40.3%    N/A
  Services pro forma operating profit                            $    26     $    10     $     6     $     8     $    19     (26%)
  Services pro forma operating margin -- % of Services net sales      26%         20%         12%         16%         19%    N/A


Note: The attached "Financial and Operational Highlights" are an integral part of this Supplemental Financial Information and Business Metrics.

                                AMAZON.COM, INC.
             SUPPLEMENTAL FINANCIAL INFORMATION AND BUSINESS METRICS
  (IN MILLIONS, EXCEPT INVENTORY TURNOVER, ACCOUNTS PAYABLE DAYS, AND EMPLOYEE
                               DATA) (UNAUDITED)

                                                                                                                          Y / Y %
                                                              Q4 2001     Q1 2002     Q2 2002     Q3 2002     Q4 2002     GROWTH
                                                              -------     -------     -------     -------   -------       ------
BALANCE SHEET

Cash and marketable securities                                $   997     $   745     $   824     $   866    $ 1,301         31%

Inventory, net                                                $   144     $   139     $   127     $   152    $   202         41%
Inventory -- % of TTM net sales                                     5%          4%          4%          4%         4%       N/A
Inventory turnover -- TTM                                        15.8        17.4        18.9        19.4       19.3         22%
Inventory turnover -- TTM, excluding Services cost of sales      15.2        16.7        18.1        18.6       18.5         22%

Fixed assets, net                                             $   272     $   256     $   249     $   239    $   239        (12%)

Accounts payable days -- ending                                    49          45          46          50         52          7%


CASH FLOWS

Operating cash flow -- TTM                                    $  (120)    $    46     $    48     $   151    $   174        N/A

Free cash flow (operating cash flow less
  purchases of fixed assets) -- TTM                           $  (170)    $    10     $    16     $   120    $   135        N/A

Adjusted free cash flow (free cash flow less repayment of
capital lease  obligations) -- TTM                            $  (190)    $    (9)    $    (3)    $   103    $   120        N/A


OTHER

Common shares outstanding                                         373         375         380         381        388          4%
Stock-based employee awards outstanding                            66          62          50          48         45        (32%)
Stock-based employee awards outstanding --
  % of common shares outstanding                                   18%         17%         13%         13%        12%       N/A

Employees (full-time and part-time)                             7,800       7,900       7,700       7,800      7,500         (4%)

Note: The attached "Financial and Operational Highlights" are an integral part of this Supplemental Financial Information and Business Metrics.

                                AMAZON.COM, INC.
                      FINANCIAL AND OPERATIONAL HIGHLIGHTS
                                   (UNAUDITED)

RESULTS OF OPERATIONS (all comparisons are with the equivalent period of the prior year)

Net Sales

   - Net sales benefited from changes in foreign-currency exchange rates compared with the prior year by approximately $35 million in the fourth quarter 2002 ($3 million benefit to pro forma operating profit) and $47 million for fiscal 2002 ($4 million benefit to pro forma operating profit).

   - Shipping revenue, which excludes commissions earned from Amazon Marketplace, was approximately $121 million in the fourth quarter, down from $125 million.

Gross Profit

  - Shipping costs increased 11% to $151 million in the fourth quarter 2002 and shipping loss increased to approximately $30 million, from a loss of $11 million. We continue to measure our shipping results relative to their effect on our overall financial results, with the viewpoint that shipping promotions are an effective marketing tool. We expect to continue offering our customers free shipping options, which reduce shipping revenue as a percentage of sales and negatively affect gross margins.

Fulfillment

  - Fulfillment costs represent those costs incurred in operating and staffing our fulfillment and customer service centers, credit card fees and bad debt costs. Fulfillment costs also include amounts paid to third-party cosourcers, who assist us in fulfillment and customer service operations. Certain Services-segment fulfillment-related costs incurred on behalf of third-party sellers are classified as cost of sales rather than fulfillment.

Stock-Based Compensation

  - During the first quarter 2001, we offered a limited non-compulsory exchange of employee stock options, which results in variable accounting treatment for approximately 5 million stock options at December 31, 2002, including approximately 4 million options granted under the exchange offer that have an exercise price of $13.375 and expire in the third quarter 2003. Variable accounting treatment will result in unpredictable charges or credits dependent on the fluctuations in quoted prices for our common stock, which we are unable to forecast.

       - At December 31, 2002, cumulative compensation expense associated with variable accounting treatment, including $31 million in the fourth quarter 2002, was approximately $60 million -- based on exercises to date and a quarter-end closing common stock price of $18.89 -- of which $40 million is associated with options exercised and no longer subject to future variability.

       - We have quantified the hypothetical effect on stock-based compensation associated with various quoted prices of our common stock using a sensitivity analysis for our outstanding stock options subject to variable accounting. We have provided this information to give additional insight into the volatility we will experience in our future results of operations to the extent that the quoted price for our common stock is above $13.375. This sensitivity analysis is not a prediction of future performance of the quoted prices of our common stock. Using the following hypothetical market prices of our common stock above $13.375 (including the actual expense associated with options exercised), our hypothetical cumulative compensation expense at December 31, 2002, and the difference between hypothetical cumulative compensation expense and actual cumulative compensation expense recorded at December 31, 2002, resulting from variable accounting treatment would have been as follows (in millions, except per share amounts):

 Hypothetical Increase        Hypothetical Market          Hypothetical Cumulative          Hypothetical vs. Cumulative
Over $13.375 per Share          Price per Share              Compensation Expense        Compensation Expense December 31, 2002
----------------------          ---------------             --------------------        --------------------------------------
           15%                       $15.38                           $47                               $ (13)
           25%                       $16.72                           $52                               $ (8)
           50%                       $20.06                           $65                               $  4
           75%                       $23.41                           $77                               $ 17
          100%                       $26.75                           $90                               $ 29


Actual variable-accounting-related compensation could differ significantly from the above illustration in instances where options are exercised during a period at prices that differ from the closing stock price for the reporting period.

   - Under our restricted stock unit program, which commenced in the fourth quarter 2002, we award restricted stock units as our primary vehicle for employee equity compensation. Restricted stock units are measured at fair value on the date of grant based on the number of shares granted and the quoted price of our common stock. Such value is recognized as an expense ratably over the corresponding service period. To the extent that restricted stock units are forfeited prior to vesting, the corresponding previously recognized expense is reversed as an offset to stock-based compensation.

Amortization of Goodwill and Other Intangibles

   - As a result of our adoption of Statement of Financial Accounting Standards No. 141 and No. 142, during the first quarter 2002 we reclassified $25 million of other intangible assets (comprising only assembled workforce intangibles) into goodwill and discontinued the amortization of our goodwill.

Restructuring-Related and Other

  - In January 2001, we announced and began implementation of our operational restructuring plan to reduce our operating costs, streamline our organizational structure, consolidate certain of our fulfillment and customer service operations and migrate a large portion of our technology infrastructure to a new operating platform. The restructuring plan is complete, although we may adjust our estimates prospectively if necessary.

  - Corresponding with our January 2001 operational restructuring, in the fourth quarter 2002 we reached a termination agreement with the landlord of our leased fulfillment center facility in McDonough, Georgia. This agreement requires payments totaling $12 million, $4 million of which was paid in the fourth quarter 2002 ($8 million is payable first quarter
       2003). As a result of this agreement, in the fourth quarter 2002 we adjusted our restructuring liability to reflect current estimates of restructuring-related cash flows and recorded a $5 million restructuring-related gain.

  - Restructuring-related cash payments totaled $11 million in the fourth quarter 2002 (including the $4 million paid with respect to our McDonough facility), compared with $14 million. We anticipate the following net cash outflows associated with restructuring-related commitments (amounts due within 12 months are included within accrued expenses and other current liabilities and the remaining amounts within long-term debt and other on our balance sheet):

      (in millions)                    Leases (a)           Other             Total
      -------------                    ----------           -----             -----
Year Ending December 31,
  2003 ........................              21                 4                25
  2004 ........................              12                 1                13
  2005 ........................               5                --                 5
  2006 ........................               3                --                 3
  2007 ........................               3                --                 3
Thereafter ....................               8                --                 8
                                      ---------         ---------         ---------
Total estimated cash outflows .       $      52         $       5         $      57
                                      =========         =========         =========

      (a) Net of anticipated sublease income of approximately $47 million (we have signed contractual sublease agreements covering $10 million in future payments) on gross lease obligations of $99 million.

Other Income (Expense), Net

       - Other income, net includes net realized gains on sales of marketable securities.

Other Gains (Losses), Net

       - Other losses, net primarily consist of a foreign-currency loss on the remeasurement of our 6.875% Euro-denominated convertible subordinated notes (PEACS) from Euros to U.S. dollars. We are unable to accurately forecast the effect on our future reported results associated with the remeasurement of the PEACS.

Income Taxes

       - At December 31, 2002, we had net operating loss carryforwards (NOLs) of approximately $2.5 billion related to U.S. federal, state and foreign jurisdictions. Utilization of NOLs, which begin to expire at various times starting in 2010, may be subject to certain limitations. Approximately $1.2 billion of our NOLs relate to deductible stock-based compensation in excess of amounts recognized for financial reporting purposes -- to the extent any of this amount is realized, the resulting benefit will be credited to stockholders' equity, rather than results of operations.

  Net Income

       - Although we reported fourth quarter 2002 positive net income of $3 million, we believe that this positive net income result should not be viewed as a material positive event and is not predictive of future trends for a variety of reasons. For example, excluding the $5 million restructuring-related gain associated with our McDonough, Georgia, fulfillment center lease-termination agreement, we would have reported a net loss in the fourth quarter 2002. Alternatively, excluding the $31 million stock-based compensation charge associated with variable accounting treatment on certain of our employee stock options that resulted from an increase in our stock price during the fourth quarter, or excluding the $38 million foreign-currency loss on the remeasurement of our PEACS from Euros to U.S. dollars, we would have reported more net income in the fourth quarter 2002.


       - We are unable to forecast the effect on our future reported results of certain items, including the stock-based compensation charges or credits associated with variable accounting treatment on certain of our employee stock options that will result from fluctuations in our stock price, and the gain or loss associated with our PEACS that will result from fluctuations in foreign-currency rates.

FINANCIAL CONDITION

       - Our marketable securities, at estimated fair value, consist of the following at December 31, 2002 (in millions):

Asset-backed and agency securities                                         $317
Treasury notes and bonds                                                    175
Corporate notes and bonds                                                    43
Certificates of deposit                                                      22
Commercial paper, short-term obligations and equity securities                6
                                                                           ----
                                                                           $563
                                                                           ====

   - At December 31, 2002, we have pledged approximately $121 million of our marketable securities as collateral for certain contractual obligations, compared with $167 million. Amounts pledged for standby letters of credit that guarantee certain contractual obligations, primarily property leases, were $58 million; $23 million is pledged for a swap agreement that hedges the foreign-exchange-rate risk on a portion of our PEACS; and $40 million is pledged for certain of our real estate lease agreements. The amount of marketable securities we are required to pledge pursuant to the swap agreement fluctuates with the fair market value of the swap obligation.

   - Long-term debt primarily includes the following (in millions):


                                          Principal        Interest          Principal
                                         at Maturity       Rate              Due Date
                                         -----------       ----              --------

   Senior Discount Notes                  $   264(a)        10.000%              May 2008
   Convertible Subordinated Notes           1,250            4.750%         February 2009
   PEACS                                      725(b)         6.875%         February 2010
                                          -------
Total long-term debt                      $ 2,239
                                          =======

(a)   $256 million at December 31, 2002

(b)   690 million Euros

CERTAIN DEFINITIONS AND OTHER

- Our segment reporting includes four segments: North America Books, Music and DVD/Video ("BMVD"); North America Electronics, Tools and Kitchen ("ETK"); International; and Services. Stock-based compensation, amortization of goodwill and other intangibles, and restructuring-related and other costs are not allocated to segment results. All other centrally incurred operating costs are fully allocated to segment results. There are no internal transactions between the Company's reporting segments.

- The BMVD segment includes revenues, direct costs and cost allocations primarily associated with retail sales from www.amazon.com and www.amazon.ca for books, music, DVDs, video products and magazine subscription commissions. This segment also includes revenues from stores offering these products through our Syndicated Stores Program, such as www.borders.com, and commissions and other amounts earned from sales of these products offered by third-party sellers (businesses and individuals) under our Amazon Marketplace (such as a used out-of-print book) and Merchant@amazon.com Programs.

- The ETK segment includes revenues, direct costs and cost allocations primarily associated with www.amazon.com retail sales of electronics, home improvement and home and garden products, as well as our catalog sales of toys and tools. This segment also includes commissions and other amounts earned from sales of these products offered by third-party sellers under our Amazon Marketplace and Merchant@amazon.com Programs.

- The International segment includes all revenues, direct costs and cost allocations associated with the retail sales of our internationally focused U.K., German, French and Japanese Web sites -- www.amazon.co.uk, www.amazon.de, www.amazon.fr and www.amazon.co.jp. This segment also includes commissions and other amounts earned from sales of products offered by third-party sellers under our Amazon Marketplace and Merchant@amazon.com Programs and revenues from stores offering products through our Syndicated Stores Program.

- The Services segment includes revenues, direct costs and cost allocations associated with certain of our commercial agreements, including the Merchant Program, such as www.target.com, and the Merchant@amazon.com Program to the extent full product categories are not also offered by our online retail stores, such as Toys and Games and Apparel and Accessories. This segment also includes our technology alliance with America Online and miscellaneous marketing, promotional and other agreements.

- All references to customers mean customer accounts, which are unique e-mail addresses, established either when a customer's initial order is shipped or when a customer orders from certain third-party sellers on our Web sites. Customer accounts include customers of Amazon Marketplace, Auctions and zShops and our Merchant@amazon.com and Syndicated Stores Programs, but exclude Merchant Program customers, Amazon.com Payments customers, our catalog customers and the customers of select companies with whom we have a technology alliance or marketing and promotional relationships. A customer is considered active upon placing an order.

- All references to units mean units sold (net of returns and cancellations) by us and third-party sellers at Amazon.com domains worldwide -- such as www.amazon.com, www.amazon.ca, www.amazon.fr, www.amazon.co.uk, www.amazon.de and www.amazon.co.jp -- and at Syndicated Stores domains, as well as Amazon.com-owned items sold at non-Amazon.com domains, such as books, music and DVD/video items ordered from Amazon.com's store at www.target.com. Units do not include Amazon.com gift certificates.